UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

__________________________

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2024 (March 3, 2024)

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Volcon, Inc.

(Exact Name of Registrant as Specified in its Charter)

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Delaware	001-40867	84-4882689
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3121 Eagles Nest Street, Suite 120

Round Rock, TX 78665

(Address of principal executive offices and zip code)

(512) 400-4271

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	VLCN	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 3, 2024, Volcon, Inc. (the “Company”) entered into Exchange Agreements (each, an “Agreement”) with the holders of all of its senior convertible notes (the “Notes”), pursuant to which the holders agreed to exchange approximately $24.68 million aggregate principal amount of Notes for shares of the Company’s Series A convertible preferred stock (the “Preferred Stock”). Upon the consummation of the exchange, the Notes will no longer be outstanding and the Company will have removed substantially all of the debt from its balance sheet.

The Note holders received one share of Preferred Stock for every $1,000 in principal amount of Notes. The Preferred Stock does not require the payment of any dividends, does not include any operational covenants, and the Company is not required to redeem the Preferred Stock, except upon a change of control transaction.

The Preferred Stock is convertible into Company common stock at an initial conversion price of $1.33 per share (“Conversion Price”), subject to potential future adjustment if the Company makes certain dilutive issuances or upon the completion of a reverse split transaction. Each holder of Preferred Stock is entitled to cast the number of votes equal to the number of shares of Company common stock into which the Preferred Stock held by such holder are convertible, subject to certain beneficial ownership limitations. Upon any liquidation, dissolution or winding-up of the Company, the holders of the Preferred Stock are entitled to receive out of the assets, whether capital or surplus, of the Company available to shareholders, an amount equal to the greater of: (i) $1,000 per share of Preferred Stock then held, or (ii) the amount the holders would have received had the holders fully converted the Preferred Stock to Company common stock, in each case, before any distribution or payment shall be made to the holders of the Company’s common stock.

The issuance of the Preferred Stock was made in reliance on the exemption provided by Section 3(a)(9) of the Securities Act.

The form of Agreement and form of certificate of designation for the Preferred Stock have been attached as exhibits to this Current Report on Form 8-K to provide security holders with information regarding their terms. Except for their status as contractual documents that establish and govern the legal relations between the parties with respect to the transaction described above, the documents are not intended to be a source of factual, business or operational information about the parties. Representations and warranties may be used as a tool to allocate risks between the parties to each Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing these matters as facts. Furthermore, they may be subject to standards of materiality applicable to the contracting parties, which may differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, because they were only made as of the date of each Agreement. Moreover, information concerning the subject matter of such representations and warranties may change after the date of each Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Agreements and form of certificate of designation for the Preferred Stock is not complete and each is qualified in its entirety by reference to the full text of the documents, copies of which are filed as Exhibit 3.1 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated by reference herein.

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Item 3.02	Unregistered Sale of Equity Securities.

The description of the Preferred Stock described in Item 1.01 is incorporated herein.

Item 3.03	Material Modification to Rights of Security Holders.

The description of the Preferred Stock described in Item 1.01 is incorporated herein.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The description of the Preferred Stock described in Item 1.01 is incorporated herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.
3.1	Form of Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock of Volcon, Inc.
10.1	Form of Exchange Agreement by and among the Company and the noteholders party thereto, dated March 3, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volcon, Inc.
(Registrant)

Date: March 4, 2024	/s/ Greg Endo
Greg Endo Chief Financial Officer

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